Exhibit 23.4

CONSENT OF JAYE PICKARTS

I hereby consent to the incorporation by reference of the technical report for the Bear Lodge REE Project dated October 9, 2014 is titled “Rare Element Resources Inc. Bear Lodge Project Canadian National Instrument 43-101; Pre-Feasibility Study Report; Technical Report on the Mineral Reserves and Resources and Development of the Bull Hill Mine” (Technical Report) performed by me in my capacity as an independent consultant to Rare Element Resources Ltd. (the “Company”), and participated in the preparation of the Technical Report and  confirmed that the NI 43-101 and Form 43-101F1 documents and Items 4, 5, 6, 19, and 20 of the Technical Report were prepared in compliance with the instrument and form; which are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, in the Company’s Registration Statements Form S-8 (Nos. 333-170022 and 333-184983), any prospectuses or amendments or supplements thereto, and in any amendment to any of the foregoing.

By consenting to the Company’s inclusion and incorporation by reference of the historical 2014 mineral resource estimates, the undersigned makes no representation regarding the continued validity of the Technical Report in light of current market or economic conditions. A qualified person has not done sufficient work to update the Technical Report as current and the issuer is not treating the Technical Report as a current Technical Report.

Date: March 29, 2019

  /s/ Jaye Pickarts

Name: Jaye Pickarts